UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2005

Stratasys, Inc.
(Exact name of registrant as specified in its charter)
Delaware	1-13400	36-3658792
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14950 Martin Drive, Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 937-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Executive Employment Arrangement

On March 31, 2005, Robert F. Gallagher was appointed as Chief Financial Officer of the Registrant. Mr. Gallagher will receive base compensation of $175,000 per annum plus a guaranteed bonus for fiscal year 2005 of $40,000. In addition, Mr. Gallagher received an employee stock option, exercisable for five years, to purchase 25,000 shares of the Registrant’s common stock.

Approval of 2005 Bonus Plan and Target 2005 Bonuses

On February 11, 2005, the Compensation Committee of the Registrant (the “Committee”) approved the Registrant’s bonus plan for fiscal year 2005 for the Registrant’s “named executive officers” as well as certain other executive officers of the Registrant (the “2005 Bonus Plan”). In addition, the Committee determined the target performance criteria with respect to fiscal year 2005 bonuses applicable to the named executive officers.

The purposes of the 2005 Bonus Plan are to (i) provide incentives to achieve the Registrant’s growth, profitability and annual and long-term strategic objectives; (ii) reward performance based on attainment of objectives that are intended to benefit the Registrant and its shareholders; and (iii) attract, retain, and motivate key executives. In arriving at its determinations, the Committee considers the executive’s past contributions to the Registrant’s growth, and the expected contribution of the executive to the Registrant’s long-term growth attainment.

For fiscal year 2005, in order to earn the target bonus, an executive must meet the following objectives, each of which is weighted accordingly: 2005 revenue growth (approximately 50% of the bonus), 2005 operating profit growth (approximately 30% of the bonus), and 2005 ending backlog (approximately 20% of the bonus). Based upon the objectives set forth in the 2005 Bonus Plan, the total bonuses that would be payable in respect of fiscal year 2005 to each of the named executive officers, assuming that such objectives are completely fulfilled, are as follows:

Name and Position   Maximum 2005 Bonus

S. Scott Crump               $114,678
Chief Executive Officer

Thomas W. Stenoien            $110,000
Chief Financial Officer

Approval of 2005 Base Compensation

The Committee conducts an annual performance review of the named executive officers for the purpose of determining modifications to base compensation based on performance, salary trends and surveys. On February 11, 2005, the Committee conducted a review of the fiscal year 2004 performance of each of the named executive officers, and based on this review, increased their base compensation as follows:

Name	Year	Base Salary	Approximate % Increase — 2004 to 2005

S. Scott Crump	2005	$164,092	3.5%
	2004	$158,543

Thomas W. Stenoien	2005	$130,000	18.2%
	2004	$110,013

The increase in Mr. Stenoien’s base salary also took into account his promotion to Chief Operating Officer, effective March 31, 2005.

Approval of 2004 Bonuses and Stock Options

In connection with the Committee’s annual performance review on February 11, 2005, the Committee determined and approved cash bonuses and stock options for the named executive officers in respect of the preceding fiscal year. Bonuses to each of the named executive officers were paid during fiscal year 2004 and fiscal year 2005 for the attainment of objectives related to the Registrant’s 2004 performance with respect to revenue growth, operating profit growth, and ending backlog, as follows:

Name	2004 Bonus	Stock Options¹

S. Scott Crump	$99,700[2]	20,000
Thomas W. Stenoien	$92,500[3]	20,000

________________
1These options to purchase shares of the Registrant’s common stock are exercisable for a period of five years at an exercise price per share equal to $28.96, the closing price on February 28, 2005.
² Includes a payment of $67,790 that was paid on February 25, 2005. The remaining portion of the bonus was paid on a quarterly basis during fiscal 2004.
³ Includes a payment of $54,085 that was paid on February 25, 2005. The remaining portion of the bonus was paid on a quarterly basis during fiscal 2004.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 31, 2005, Robert F. Gallagher was appointed as Chief Financial Officer of the Registrant. Prior to joining the Registrant, Mr. Gallagher, age 49, was the Chief Financial Officer of Selas Corporation of America. From October 2000 until June 2002, he was Chief Financial Officer for Visionics Corporation. From October 1989 until June 2000, Mr. Gallagher was employed by TSI Incorporated.

On March 31, 2005, Thomas W. Stenoien was appointed as Chief Operating Officer of the Registrant. Mr. Stenoien, age 54, served as Chief Financial Officer of the Registrant from May 1997 to March 2005. Mr. Stenoien has also served as Executive Vice President of the Registrant from 2001 to March 2005 and Secretary since 1999. Mr. Stenoien joined the Registrant in February 1993 as Controller and has also served as Director of Finance.

The press release issued by the Registrant in connection with the executive officer appointments as set forth above is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATASYS, INC. (Registrant)

Date: April 4, 2005	By:	/s/ Thomas W. Stenoien
Thomas W. Stenoien Chief Operating Officer